Exhibit 4.4

COMMERCIAL PAPER PLACEMENT AGREEMENT

THIS AGREEMENT is entered into as of March 5, 2004, by and between Actuant Corporation, (hereinafter referred to as “Issuer”), a corporation with a place of business at 6100 N. Baker Road, Glendale, WI 53209 and M&I Marshall & Ilsley Bank (hereinafter referred to as “Agent”), 770 North Water Street, Milwaukee, Wisconsin 53202.

W I T N E S S E T H:

WHEREAS, Issuer desires to sell, from time to time, interest bearing or discounted short-term unsecured debt obligations having maturities of no more than two hundred seventy (270) days (hereinafter such debt obligations being referred to as “Commercial Paper”); and

WHEREAS, Issuer desires to retain Agent to advise Issuer with respect to its issuance of Commercial Paper, to solicit purchasers for such Commercial Paper as Issuer from time to time advises Agent it desires to issue, and to place Commercial Paper with purchasers (hereinafter “Purchaser” or “Purchasers”); and

WHEREAS, Issuer desires to compensate Agent for the services Agent will be performing for Issuer from time to time as herein described.

NOW, THEREFORE, in consideration of the premises and the undertakings hereinafter set forth, Issuer and Agent hereby agree as follows:

Section 1.	Definitions. As used in this Agreement, including the Exhibits attached hereto, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Authorized Persons of Issuer” shall mean the individuals whose names appear in Exhibit A attached hereto and made a part hereof (as such Exhibit may be revised from time to time by written notice given to Agent by Issuer).

“Credit Facilities” shall mean those borrowing facilities listed on the Certificate attached hereto as Exhibit B, as such Certificate may be amended from time to time by the Issuer as provided herein.

“Issuer’s Book Entry Commercial Paper Transaction” shall mean Issuer’s Commercial Paper which Agent has placed from time to time with a Purchaser, with the issuance and sale of such Commercial Paper, including the par amount, rate, discount (if applicable) and maturity thereof, (i) being manifested on Issuer’s books and records, and (ii) not being represented by a promissory note instrument of Issuer.

“Issuer’s Commercial Paper” shall mean Issuer’s interest bearing or discounted short-term unsecured debt obligations issued hereunder, evidenced by Issuer’s

Book Entry Commercial Paper Transactions, issued in minimum par values of $100,000 (for maturities from 15 days to 270 days), or in minimum denominations of $100,000 (for maturities from 5 days to 14 days).

“Settlement Date” shall mean the date on which payment in immediately available funds is made to Issuer for Commercial Paper sold by Agent hereunder.

Section 2.	Limits on Issuer’s Commercial Paper. Issuer covenants and agrees that the outstanding principal amount owing under Issuer’s Commercial Paper placed by Agent with Purchasers pursuant to this Agreement shall not at any time exceed $25,000,000.

Section 3.	Certain Relationships Created Between Issuer and Agent; Scope of Agent’s Duties. Agent will be acting hereunder as Issuer’s agent to assist Issuer in selling Issuer’s Commercial Paper without recourse and solely upon the order and for the account of Issuer. Agent will limit its solicitation of prospective Purchasers of Issuer’s Commercial Paper to institutional investors or other sophisticated investors who normally purchase commercial paper. Agent will not make any general solicitation or advertisement to the public with respect to a particular placement of Issuer’s Commercial Paper. Commercial paper issued by the Issuer from time to time hereunder shall be issued in reliance upon the commercial paper exemption from registration contained in Section 3(a)(3) of the Securities Act of 1933, as amended (“Section 3(a)(3)”), and the appropriate exemption from registration contained in applicable state securities laws. Agent will in no event purchase or repurchase Issuer’s Commercial Paper for Agent’s own account, nor will Agent take any ownership interest of any kind in any of the Issuer’s Commercial Paper placed hereunder. Issuer understands and agrees that Agent may charge Purchasers agency fees in connection with facilitating purchase transactions of Issuer’s Commercial Paper for their accounts.

Section 4.	Procedures. With respect to the sale from time to time of Issuer’s Commercial Paper, the Agent and Issuer shall follow the procedures described in this Section:

(a) When Issuer desires Agent’s assistance in the sale of Issuer’s Commercial Paper, an Authorized Person of Issuer will contact a duly authorized employee of Agent and inform Agent of the amount of commercial paper that Issuer desires to issue. Such Authorized Person of Issuer and authorized employee of Agent will then mutually agree on other details respecting the proposed issuance of Issuer’s Commercial Paper, including, without limitation, rate, discount (if applicable), maturity date and proposed Settlement Date.

(b) Following such advice from Issuer referred to in subparagraph (a), Agent will solicit Purchasers for Issuer’s Commercial Paper as described in Section 3. Upon negotiating a sale to Purchaser, on each Settlement Date, Agent will credit Issuer’s Account #1214608 with Agent, with credit advice to Issuer, in immediately available funds the total net proceeds of Issuer’s Commercial Paper.

(c) Daily cutoff time for same day settlement shall be 12:00 Noon.

(d) On the maturity dates specified the Agent shall charge Issuer’s Account #1214608 with Agent, with debit advice to Issuer, for the par amount and interest (if applicable) with respect to Issuer’s Commercial Paper maturing on such dates, and Agent shall forthwith credit such amounts in immediately available funds to Purchasers.

(e) So long as Issuer has Issuer Commercial Paper outstanding hereunder, Issuer agrees to maintain with Agent the account referred to in subparagraphs (b) and (d) above.

(f) Agent may establish and utilize clearing accounts as may be necessary or appropriate to carry out the transactions contemplated by this section.

Section 5.	Substitution. If at any time requested in writing by Agent, Issuer shall promptly issue and deliver to Agent a promissory note in customary form, payable to bearer or to Agent (as designated by Agent), in substitution for and in cancellation of any Issuer Book Entry Commercial Paper Transaction. Agent will make such substitution request of Issuer only in the event that a Purchaser has requested Agent to obtain delivery and possession of a promissory note to evidence Issuer’s obligation to purchaser, in lieu of and in substitution for Issuer’s Book Entry Commercial Paper Transaction. Upon maturity of any such substituted promissory note, the payment procedures specified in Section 4(d) above shall be followed, provided that concurrently with such payment, agent shall have received from the applicable purchaser the substituted promissory notes and Agent thereafter shall promptly return to the Issuer the original promissory note marked “paid”.

Section 6.	Termination. Either the Issuer or Agent may terminate this Agreement at any time by written notice to the other, but such termination shall not affect their respective rights, duties and obligations with respect to Issuer’s Commercial Paper transactions entered into prior to such termination.

Section 7.	Financial Reports and Credit Facility Certificates. On a quarterly basis, Issuer will submit such financial statements to Agent as Agent may reasonably request,

which financial statements will show the results of Issuer’s operations for the preceding 3 months. In addition to such financial statements, Issuer will provide Agent with a certificate substantially similar to Exhibit B attached hereto, signed by an Authorized Person of Issuer, certifying to Agent that Issuer has confirmed Credit Facilities in place to cover Issuer’s Commercial Paper then outstanding.

Section 8.	Agent’s Fees to Issuer. Agent will charge and collect from Issuer, on a monthly basis, fees for Agent’s services, determined as provided in this Section. On the 1st day of each month, Agent will charge and collect fees from Issuer’s Account number 1214608 for each Issuer Book Entry Commercial Paper Transaction during the preceding month (each such transaction being hereinafter referred to as a “Unit”.) Fees for each Unit will be determined by multiplying the principal amount of each Unit times a rate of .25% per annum for the number of days from and including Settlement Date to the scheduled maturity date of the Unit, calculated on the basis of a year of 360 days; provided, however, that the minimum per Unit fee in any event shall be $10.00.

Section 9.	Issuer Covenants, Representations and Warranties. Issuer covenants and agrees that at no time will the Issuer issue or have outstanding commercial paper in an aggregate principal amount in excess of the greater of (1) the sum of (a) Issuer’s operating expenses for the most recently-completed 12-month period, (b) Issuer’s current assets as of the last day of such 12-month period, and (c) Issuer’s investments in high quality debt instruments (excluding those included in (b) above) having a remaining term to maturity of one year or less, or (2) the aggregate amount of funds applied by Issuer to “current transactions” (as used in Section 3(a)(3)). Issuer covenants and agrees that it will at all times, so long as there is Issuer Commercial Paper outstanding hereunder, have and maintain confirmed Credit Facilities in place and available to be drawn upon in an amount at least equal to amounts outstanding under Issuer’s Commercial Paper. Issuer will pay all such fees and charges as may become due and owing to keep such Credit Facilities valid, binding and in full force and effect, and will not take or refuse to take any action, or permit any condition to arise or occur, which would amount to a breach of any term or condition of any Credit Facility such that the obligor thereof could consider the Issuer to be in default thereunder. Issuer represents and warrants to Agent that the execution of this Agreement and performance by Issuer hereunder have been duly authorized by all necessary corporate action, and Issuer shall deliver to Agent at the time of executing this Agreement a Certificate substantially similar to Exhibit C attached hereto, confirming such due corporate authority and related matters. Issuer further represents and warrants that its execution and performance hereunder will not contravene or otherwise be in conflict with any bylaw, agreement, understanding or order related to Issuer or as to which Issuer is a party. Issuer’s representations and warranties contained herein shall survive execution of this Agreement.

Section 10.	Information Reporting. Agent shall comply with all applicable information reporting and backup withholding requirements imposed on Agent under the Internal Revenue Code of 1986, as amended, arising from Agent’s role as “middleman” as defined in IRS Reg. 1.6049-4(F)(4), with respect to interest payments on Issuer’s Commercial Paper placed by Agent with Purchasers.

Section 11.	No Legal Advice. In entering into this Agreement, Issuer acknowledges that Agent has not rendered to Issuer, nor has Issuer sought from Agent, legal advice of any kind of nature respecting the subject matter contained herein or the duties to be performed hereunder by the parties hereto, and Issuer has relied upon advice and opinions of its counsel with respect to this Agreement.

Section 12.	Entire Agreement. This Agreement, including the Exhibits attached hereto, contains and constitutes the entire and only agreement and understanding by and between Issuer and Agent respecting the subject matter hereof, and cannot be changed, modified, supplemented, amended or waived except as expressly set forth in a written instrument signed by an Authorized Person of Issuer and an authorized employee of Agent.

Section 13.	Governing Law. The terms and provisions of this Agreement and the rights, duties and obligations of Issuer and Agent hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin.

IN WITNESS WHEREOF, Issuer and Agent have caused this Agreement to be signed by duly authorized officers, as of the day and year first above written.

ISSUER:	ACTUANT CORPORATION

By:	Terry M. Braatz
Its:	Treasurer

AGENT:	M&I MARSHALL & ILSLEY BANK

By:
Its:

EXHIBIT A

AUTHORIZED PERSONS OF ISSUER

The following persons, who hold the respective titles shown below, have been authorized by appropriate corporate action of Issuer to sign documents and from time to time to instruct the M&I Marshall & Ilsley Bank (“Agent”) on behalf of Issuer in connection with the Commercial Paper Placement Agreement, dated March 3, 2004, between Issuer and Agent:

Name	Title	Signature
Terry M. Braatz	Treasurer

Timothy J. Teske	Corporate Controller

Andrew G. Lampereur	Exec. VP and CFO

This Authorization shall remain in full force and effect until Issuer delivers a replacement Authorization in writing to the Agent, and until such delivery Agent may rely fully on the authority granted by Issuer to the persons above named.

Dated                     , 20    .

Issuer:	Actuant Corporation

By:	Gary E. Lakritz

Its:	Assistant Secretary

EXHIBIT B

CERTIFICATION OF CREDIT FACILITIES

Pursuant to Section 7 of the Commercial Paper Placement Agreement dated March 3, 2004 entered into by and between Actuant Corporation (“Issuer”) and M&I Marshall & Ilsley Bank (“Agent”), Issuer hereby certifies to Agent that (i) the following Lines of Credit (“Credit Facilities”) have been granted or issued in favor of Issuer by the banks named below (individually, a “Bank” and collectively, the “Banks”) in the amounts designated below; (ii) there is presently available for drawing by Issuer under such Credit Facilities the amounts designated below, and such amounts are sufficient to repay at maturity all Issuer’s Commercial Paper presently outstanding; (iii) all such Credit Facilities are confirmed, in place and in full force and effect for the purposes intended thereby, including, without limitation, the repayment by Issuer of amounts due upon the maturity of Issuer’s Commercial Paper; (iv) there are no fees or charges due from the Issuer to any Bank for any such Credit Facilities which as of this date remains unpaid; and (v) Issuer is not in default of any term or condition included in any agreement or document establishing or renewing any such Credit Facilities, or included in any other instrument, document or agreement related thereto:

Name of Issuing Bank	Amount of Line	Amount Presently Available Under Line	Date Line Granted or Last Renewed
Bank One, N.A. (as Administrative Agent)	$250,000,000	$235,000,000	February 19, 2004

Issuer agrees to notify Agent promptly in writing in the event that any Bank listed above (i) refuses to renew any Credit Facilities; (ii) changes the amount of any Credit Facilities or any material term or condition related thereto; or (iii) has declared the Issuer (whether orally or in writing) to be in default of any term or condition of any agreement or instrument related to any Credit Facilities.

By:	Terry M. Braatz

Its:	Treasurer

Date:	March 3, 2004

EXHIBIT C

CERTIFICATE AND DESIGNATION OF AUTHORITY REGARDING

COMMERCIAL PAPER PLACEMENT AGREEMENT

This Certificate and Designation of Authority is provided to M&I Marshall & Ilsley Bank (“Agent”) in accordance with Section 9 of the Commercial Paper Placement Agreement dated                 , 20    , (the “Agreement”) by and between Agent and (“Corporation”).

WHEREAS, by resolution dated                 , 20    , a certified copy of which is attached hereto, the Board of Directors of the Corporation has authorized the issuance by the Corporation of up to $                     of discounted short-term unsecured debt obligations, with maturities of such obligations not to exceed 270 days (hereinafter such debt obligations being referred to as “Commercial Paper”); and

WHEREAS, the resolution provides for the Corporation’s retention of Agent to advise Corporation with respect to its issuance of Commercial Paper, to solicit purchasers for such Commercial Paper, and to place Commercial Paper with purchasers, and further authorizes the Corporation’s performance under the provisions of the Agreement; and

WHEREAS, the resolution authorizes the President or the                                                           to undertake all actions and execute all documents and instruments on the Corporation’s behalf as may be necessary or appropriate to appoint Agent and to issue Commercial Paper from time to time; and

WHEREAS, the resolution further authorizes the President or the                                                           to designate certain other officers of the Corporation to provide instructions and authorizations to Agent regarding the Corporation’s issuance and sale of Commercial Paper.

NOW, THEREFORE, the undersigned                                                           of the Corporation hereby designates the following officers of the Corporation pursuant to the aforementioned resolution, to give Agent instructions and authorizations from time to time respecting any and all matters covered by the Commercial Paper Placement Agreement:

NAME	TITLE

The Corporation shall furnish to Agent an Authorization consistent with the provisions contained herein, substantially similar in form to Exhibit A to the Agreement, upon which Authorization the Agent may rely until it receives written notice of revocation or revision of such Authorization.

IN WITNESS WHEREOF, I have executed this Certificate and Designation of Authority the                          day of                 , 20    .

Issuer:
By:
Its:

EXHIBIT C-1

(FORM OF SAMPLE BOARD RESOLUTION)

I,                                                          , Secretary of                                                  (the “Corporation”), a corporation organized and existing under the laws of the State of                                     , do hereby certify that, at a meeting of the Corporation’s Board of Directors duly held on the                      day of                 , 20    , at which a quorum was present and acting throughout, the following resolution was adopted and is now in full force and effect:

WHEREAS, the Corporation desires to issue commercial paper obligations from time to time, and further desires to retain M&I Marshall & Ilsley Bank (“M&I”) as its agent to advise it in connection therewith;

RESOLVED, that the Corporation is authorized to issue discounted short-term unsecured debt obligations with maturities not to exceed 270 days in the form of book-entry transactions evidenced in the books and records of the Corporation (“Commercial Paper”), and to sell, negotiate and/or discount the same upon such terms and conditions as the Corporation from time to time may deem necessary and proper, but not to exceed $                     outstanding at any one time; and

FURTHER RESOLVED, that the President or the                                                               of the Corporation shall execute a Commercial Paper Placement Agreement with M&I and any documents or instruments related thereto, pursuant to which M&I will act as Corporation’s Agent and advise Corporation with respect to the issuance of Commercial Paper; solicit purchasers for such Commercial Paper; and place Commercial Paper with purchasers; and

FURTHER RESOLVED, that the Corporation is authorized to perform fully and to carry out the terms, conditions and obligations incumbent upon Issuer which are included in the Commercial Paper Placement Agreement; and

FURTHER RESOLVED, that the President and                                                          , or any one of them, be authorized to take all actions and give such instructions from time to time as may be necessary for the Corporation to issue and sell Commercial Paper, and to designate certain other officers of the Corporation who may provide instructions and authorizations to M&I in connection with the Corporation’s issuance and sale of Commercial Paper pursuant to the Commercial Paper Placement Agreement; and

FURTHER RESOLVED, that this resolution shall continue in full force and effect until written notice of its amendment or revocation shall have been received by M&I.

IN WITNESS WHEREOF, I have hereunto set my hand and the seal of the Corporation this the                      day of                 , 20    .

Issuer:
By:
Its:
Secretary